                                                                    EXHIBIT 10.6

                                SERVICE AGREEMENT


THIS AGREEMENT is made this 17th day of March 1998 by and between.

SHOWCASE (UK) LIMITED, a limited liability company incorporated under the laws of England, having its principal address at Boundary House, The Pines Business Park, Broad Street, Guildford, Surrey GU3 3BH ("the Company"),

and

PATRICK DAUGA, a French national residing at 12, old Manon Court 40-42, Abbey Road, London WW8 0AR United Kingdom ("the Executive")

IT IS HEREBY AGREED as follows:

1.       Appointment

The Company hereby engages the Executive and the Executive agrees to serve the Company as its Vice President of European Operations (including Europe, the Middle East and Africa) or in such other capacity that the parties may mutually agree.

2.       Term

2.1 This Agreement shall be deemed to have commenced as of October 1, 1997 and shall continue until terminated by the Company or by the Executive as provided for in section 15 hereof. Notwithstanding the foregoing, this Agreement is intended to be for an initial term of less than three years. Prior to September 30, 2000, unless the parties mutually agree to continue this Agreement, the Company shall transfer all its rights and obligations under this Agreement to another Affiliated Company.

2.2 The Executive's continuous employment with the Company for the purposes of the Employment Rights Act 1996 commenced on October 1, 1997. None of the Executive's employment with any previous employer shall count as part of the Executive's continuous period of employment with the Company for the purposes of applicable law.

3.       Powers, duties and working hours

The Executive shall devote such time as is necessary to perform the duties assigned to him and shall in any event, unless prevented by ill health or accident or holiday, devote a minimum of 8 hours per working day and a minimum of 20 working days per month to carrying out his duties hereunder. For the purpose of this Agreement, "working day" means Monday to Friday inclusive except bank or other public holidays.

3.2 The Executive shall carry out his duties in a proper and efficient manner and use his best endeavours to promote and maintain the interests and reputation of the Company, provided that the Board may at any time require the Executive to cease performing and exercising all or any of his duties;

3.3 The Executive shall exercise such powers and perform such duties in relation to the business of the Company and any Affiliated Company as may from time to time be vested in or assigned to him by the Board; and

3.4 The Executive may be required in pursuance of his duties hereunder:

         (a) to perform services not only for the Company but also for any Affiliated Company (as defined in Clause 16.1 of this Agreement) whose principal place of business is in or outside the United Kingdom and without further remuneration (except as otherwise agreed) to accept such offices in any such companies as the Company may from time to time reasonably require;

         (b) to work in connection with the business of such companies in the United Kingdom at such place or places as may be required by the Company and elsewhere in the world as the Company may require; and

         (c) to travel to such places by such means and on such occasions as the Company may from time to time require.

3.5 In the performance of this duties under this Agreement the Executive shall be required to spend a minimum of 18 working days per month outside the United Kingdom in relation to matters involving Affiliated Companies outside the United Kingdom.

4.       Reporting

The Executive shall report to the chairman of the Board and shall at all times keep him fully informed of his activities.

5.       Remuneration

5.1 During the continuance of his employment hereunder the Executive shall be paid a salary at the rate of US$ 14,500 per month or at such other rate as may be agreed between the parties from time to time. Such salary shall accrue from day to day and be paid in arrears on the last business day of each month or if that is not a working day the immediately preceding working day.

5.2 The Company shall be entitled to deduct from the Executive's remuneration (including salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all sums from time to time owing from the Executive to the Company.


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

5.3 The Executive shall be entitled to receive a commission and bonus upon meeting various targets pursuant to the terms of a bonus and commission plan to be established by the Company no later than April 30 of each year with respect to the next financial year of the Company. During any financial year, the targets and formula for determining the commissions and bonus to be paid pursuant to the plan established for said financial year may adjusted at the discretion of the Company upon providing the Executive with not less than 90 days notice. The commission and bonus plan for the period from the commencement of employment through March 31, 1998, pursuant to which the Executive may earn a total commission and bonus of not less than $35,000 upon achievement of the financial targets set forth therein, is attached hereto as schedule A.

5.4 The Company shall be entitled to consider 10% of all remuneration to be paid to the Executive hereunder as arising from his duties performed in the United Kingdom, which percentage shall be adjusted periodically based on the number of days the Executive actually performs duties within the United Kingdom. The Company shall pay all remuneration due to the Executive for services performed outside the United Kingdom to such bank account of the Executive outside the United Kingdom as indicated by the Executive in writing.

5.5 The Executive agrees that he will indemnify the Company and any Affiliated Company on demand against any liability of the Company or any Affiliated Company arising from any failure by any such company to withhold or deduct income tax or social charges (whether arising in or outside the United Kingdom and including United Kingdom employee national insurance contributions) which may be payable by the Company or any Affiliated Company with respect to the remuneration paid to the Executive outside the United Kingdom, together with any cost or expenses and any penalty, fine or interest accrued or payable by the Company or any Affiliated Company in connection with or in consequence of any such liability. The Company may at its option (whether for itself or on behalf of any Affiliated Company) satisfy such indemnity (in whole or in part) by way of deduction from payments to be made by the Company under this Agreement.

5.6 All amounts to be paid to the Executive for services within the United Kingdom shall be paid in UK pounds sterling using the U.S. dollar/U.K. pound sterling exchange rate in effect on October 1, 1997 as quoted by the Company's bank [and thereafter using the exchange rate in effect on April 1 for the following twelve month period]; all amounts to be paid to the Executive for services outside the United Kingdom shall be paid in US Dollars and/or French francs as indicated by the Executive from time to time in writing.

6.       Fringe Benefits

6.1 The Company shall provide to Executive supplemental private medical and hospitalization insurance covering the Executive and his spouse and children as well as a supplemental private pension contract provided that the cost of such supplemental benefits, together with any mandatory employer national insurance contributions or other similar or released charges imposed on the Company with respect to any remuneration paid to the Executive under this agreement, shall not exceed US$50,000 per annum.

6.2 The Executive agrees that he will indemnify the Company on demand against any liability or expense with respect to such supplemental medical and hospitalisation insurance, supplemental pension and mandatory employer national insurance contribution or similar or related charges to the extent that the total of such liabilities and expenses exceeds US$50,000 per annum, and the Company may at its option satisfy such indemnity (in whole or in part) by way of deduction from payments to be made by the Company under this agreement.

7.       Expenses

The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment and other out-of-pocket expenses properly incurred by him in the proper performance of his duties subject to his compliance with the Company's then current guidelines relating to expenses, to production of receipts vouchers and reports, and to the overall limitation of such expenses as set forth in the annual budgets of the Company.

8.       Company Automobile

The Company shall provide to the Executive an automobile for his business and personal use and will pay all road taxes, insurance premiums, maintenance and repairs, lease or rental payments, petrol and oil and other operating expenses thereof. The Executive shall immediately upon suspension or termination or this Employment Agreement return the automobile, its keys and all documents relating to it to the Company.

9.       Holidays

9.1 In addition to United Kingdom bank or other public holidays, the Executive shall be entitled to 10 days paid holiday for the remainder of calendar year 1997 and to a total of 25 days paid holiday in every calendar year thereafter. Holiday time shall not be transferrable to the following year, unless agreed on a case-by-case basis with the Board of the Company in view of significant business or personal reasons that any outstanding holiday leave may be taken during the first three months of the following year. The Executive shall not be entitled to compensation for any holiday leave not taken in accordance with this paragraph.

9.2 Holiday entitlement shall accrue pro rata per month. In the event of the determination of his employment hereunder and of the Executive not continuing to be employed thereafter under this Agreement and of the Executive having taken more or less than his holiday entitlement in the year of determination, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro rata basis.


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

10.      Sickness and Incapacity

10.1 The Executive shall inform the Company of any sickness and its expected duration as soon as possible. If the Executive is absent from work due to illness or accident duly notified, the Company shall pay to Executive his full remuneration for up to an aggregate of 90 working days absence and half his remuneration for up to a further 90 working days absence in any period of twelve months and thereafter such remuneration (if any) as the Company shall in its discretion approve.

10.2 The remuneration paid under Clause 10.1 shall include any Statutory Sick Pay payable and when this is exhausted shall be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered).

10.3 The Company may at its expense at any time whether or not the Executive is then incapacitated require the Executive to submit to such medical examinations and tests by doctor nominated by the Company and the Executive hereby authorises such doctor to disclose to and discuss with the Company and its medical adviser(s) the results of such examinations and tests.

11.      Confidentiality

11.1 For the purposes of this Agreement "Confidential Information" means all information relating to the Company and its Affiliated Companies and their business operations which is recorded or stored in any form or media including but not limited to trade secrets, know-how, drawings, techniques, computer programs in human or machine readable code, business and marketing plans, arrangements and agreements with third parties, customer information including names of suppliers, advertisers and customers, formulae, ideas whether reduced to a material form or otherwise, designs, plans and models.

11.2 The Executive agrees not to use, divulge or communicate to any person, without the Company's prior written consent, any Confidential Information and shall not disclose it to any third party unless:

11.2.1   the Executive obtains the prior written consent of the Company; or

11.2.2 it is already in the public domain or comes into the public domain for reasons other than a breach of this Agreement; or

11.2.3 the Executive is required to disclose Confidential Information pursuant to an order of a court; or

11.2.4 the Executive knows the Confidential Information prior to execution of this Agreement and the Executive is able to establish as much by documentary records, provided such

         Confidential Information had not been provided to the Executive by the Company and any Affiliated Company.

11.3     The Executive warrants and undertakes not to:

11.3.1 use Confidential Information for any purpose other than for the benefit of the Company during or after the term of this Agreement;

11.3.2 appropriate, copy, memorize or in any way reproduce or reverse engineer any Confidential Information.

11.4 The Executive will comply with all and any instructions given to him by the Company during the term of this Agreement concerning the treatment of the Confidential Information.

11.5 The provisions of Clauses 11.2 and 11.3 above shall continue after termination or expiry of this Agreement, however caused.

11.6 On termination of this Agreement, however caused, the Executive will return immediately to the Company any and all Confidential Information including all copies however recorded, stored or embodied (including any magnetic media).

12.      Intellectual Property

12.1 All Intellectual Property and all Intellectual Property Rights therein shall to the fullest extent permitted by law belong to, vest in and be the absolute sole and unencumbered property of the Company and the Executive warrants that there are no Intellectual Property Rights made or written at any time by him which are not now wholly legally and beneficially owned by the Company.

12.2 The Executive:

         (a) acknowledges for the purposes of the Patents Act 1977 that because of the nature of his duties and the particular responsibilities arising from the nature of his duties he has and at all times during his employment will have a special obligation to further the interests of the undertakings of the Company and of any Affiliated Company (as defined in Clause
                  16.1 of this Agreement);

         (b) undertakes to notify and disclose to the Company in writing full details of all Intellectual Property forthwith upon the production of the same, and promptly whenever requested by the Company and in any event upon the determination of his employment with the Company deliver up to the Company all correspondence and other documents, papers and records, and all copies thereof in his possession, custody and power relating to any Intellectual Property;

         (c) undertakes to hold upon trust for the benefit of the Company any Intellectual Property and the Intellectual Property Rights therein to the extent the same may not be and until the same are vested absolutely in the Company;

         (d) hereby assigns to the Company all of his present and future right title and interest throughout the world in Intellectual Property produced, invented or discovered by the Executive either alone or with any other person at any time now or thereafter during the continuance in force of this Agreement, whether or not in the course of his employment hereunder;

         (e) acknowledges (for the avoidance of doubt), that in consideration of his rights, responsibilities and remuneration and all inventions, discoveries and designs created during the term of the Agreement shall be deemed to have been created in the course of the Executive's normal duties and to be capable of assignment to the Company under Clause 12.2(d) above;

         (f) acknowledges that by virtue of the Company's exclusive ownership of the Confidential Information and the Intellectual Property Rights assigned to it pursuant to this Clause 12.2, that the Executive may not now or at any time in the future use or exploit the Confidentiality Information or the Intellectual Property without the written permission of the Company, except in the performance of his obligations under this Agreement;

         (g) acknowledges that save as provided by law no further remuneration or compensation other than that provided for herein is or may become due to the Executive in respect of the performance of his obligations under this Clause; and

         (h) undertakes at the expense of the Company to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Company be necessary or desirable to vest in the Company the ownership and registration of all Intellectual Property Rights and otherwise to protect and maintain the Intellectual Property and the Industrial Property Rights therein.

12.3 The assignment of Intellectual Property Rights pursuant to Clause 12.2 shall be deemed and construed to include the right to sue for any infringement or threatened infringement of any Intellectual Property Right, whether or not such infringement or threatened infringement occurs prior to or after the execution of this Agreement.

12.4 The provisions of Clauses 12.2(f), 12.2(g), 12.2(h) and 12.3 above shall survive termination or expiry of this Agreement, however caused.

12.5 For purposes of this section 12, the following words and expressions shall have the following meanings:

         (a) "Intellectual Property" includes inventions, discoveries and designs (whether or not registrable as designs or patents), processes, formulae, notation, improvements, know-how, goodwill, reputation, moulds, get up, logos, devices, plans, models and all or any Copyright Works as defined in the Copyright Designs and Patents Act 1988 (and all like rights throughout the world) of the kind produced by the Company or any Affiliated Company (as defined in Clause 17.1 of this Agreement) or related directly or indirectly to the business of the Company or which may in the opinion of the Company be capable of being used or adapted for use therein or in connection therewith;

         (b) "Intellectual Property Rights": all or any rights in the Intellectual Property, including patents, registered and unregistered design right, trademarks, tradenames, goodwill, copyrights, and all other forms of industrial or intellectual property and all applications for registration thereof;

         (c) "Production": (and consonant expressions) used in relation to Intellectual Property includes the invention, creation, discovery, design, research, development and manufacture thereof.

13.      Restrictions during Employment

For the duration of his employment, the Executive shall not, without the prior consent in writing of the Company, either alone or jointly with or on behalf of others and whether directly or indirectly and whether as principal, partner, agent, shareholder, director, Executive or otherwise howsoever engage in, carry on or be interested or concerned in any business which competes with the Company PROVIDED THAT nothing in this Clause shall preclude the Executive from holding or acquiring directly or indirectly not more than 5% in nominal value of the issued shares or other securities of any class of any other company which are listed or dealt in on any recognized stock exchange by way of bona fide investment only.

14.      Post-Termination Obligation

14.1 In this Clause 14 the following expressions have the following meanings:

"Critical Person" means (i) any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Affiliated Company (as defined below) at any time within twelve months immediately before the Termination Date (other than ex-employees of ComShare Limited or any affiliated company of ComShare Limited who became employees of the Company or any Affiliated Company in Europe between August 1, 1997 and March 31, 1998) who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any of its Affiliated Companies or knowledge of or influence over the customers or suppliers of the Company or any of its Affiliated Companies is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Affiliated Company with whom the Executive was directly concerned or connected during the period of twelve months preceding the Terminate Date in the course of his employment hereunder;


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"Relevant Affiliated Company" means any Affiliated Company (as defined in Clause
17.1 of this Agreement) of the Company (other than the Company) for which the Executive has performed services under this Agreement or for which he has had management responsibility at any time during the twelve month period immediately preceding the Termination Date.

"Termination Date" means the date on which the Executive's employment under this Agreement terminates and references to "from the Termination Date" mean from and including the date of termination;

14.2 The Executive will not without the prior written consent of the Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise for a period of twelve months from the Termination Date solicit, induce or entice away from the Company or any Relevant Affiliated Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Affiliated Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Affiliated Company;

14.3 If the restriction set forth in clause 14.2 is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in Clause 14.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

14.4 The Company reserves the right to apply to any court for injunctive relief in order to compell the Executive to comply with the provisions of this Clause 14 and to seek damages.

14.5 For the purpose of this Clause 14 and Clause 11 the Company has entered into this Agreement as agent for and trustee of all Relevant Affiliated Companies.

14.6 If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any related contract the Executive will bring the terms of this Clause 14 and Clauses 2, 3, 11 and 12 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

15.      Grievance Procedure

If the Executive wishes to seek redress of any grievance relating to his employment he should refer such grievance to the chairman of the Board and if the grievance is not resolved by discussion with him, it will be referred for resolution to the Board of Directors of the Company.

16.      Termination


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16.1 This Agreement may be terminated by the Company or the Executive giving the other party at least three months' notice in writing; however, until August 31, 1998 the Company shall provide the Executive twelve months' notice in writing if the Company terminates this Agreement as a direct result of (a) the sale of the Company or the Company's parent company ShowCase Corporation, (b) a change in Chief Executive Officer of ShowCase Corporation or (c) the expense budget for the Company and all Affiliated Companies in Europe, the Middle East and Africa being reduced to less than US$ 1,500,000 in any calendar quarter. After August 31, 1998, this Agreement may be terminated by the Company only upon giving twelve months' notice in writing unless the Company terminates due to the Executive committing any act of dishonesty whether relating to the Company, any Affiliated Company or otherwise; or the Executive being guilty of substantial and persistent failure to perform services on a daily basis at the normal level of activity reasonably required of an employee at Executive's level of responsibility.

16.2 The Company shall be entitled to terminate this Agreement immediately and pay to the Executive base salary, and targeted commissions and bonus and fringe benefits (as defined in clause 6.1) in lieu of the notice required in Clause
16.1 above.

16.3 Notwithstanding Clause 2.1 above, if the Executive is or becomes incapacitated from any cause whatsoever from efficiently performing his duties pursuant to this agreement, for 180 working days in aggregate in any period of twelve months, THEN the Company shall be entitled to terminate his employment under this Agreement without notice whereupon the Executive shall have no claim against the Company for damages or otherwise by reason of such determination.

16.4 Upon the termination of the Executive's employment for whatever reason the Executive shall deliver to the Company without delay all documents (including copies), and all keys, credit cards, books and other property of or relating to the Company or any Affiliated Company (including without limitation all documents prepared by him or which may have come into his possession in the course of his employment hereunder) then in his possession.

16.5 After the termination of the Executive's employment he shall not at any time thereafter represent himself as being in any way connected with or interested in the business of or employed by the Company or any Affiliated Company, or use for trade or other purposes the name of the Company or any Affiliated Company or any name capable of confusion therewith, unless entitled to do so under the terms of a separate employment agreement with an Affiliated Company.

16.6 The termination of the Executive's employment for whatever reason shall not affect those terms of this Agreement which are expressed to have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

17.      Miscellaneous


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

17.1 The term "Affiliated Company" in relation to the Company shall mean another company which is a subsidiary of, or a holding company of, or another subsidiary of a holding company of, the Company.

17.2 This Agreement is the entire agreement between the Parties in relation to its subject matters and supercedes all previous agreements which may have been executed by the Company or any Affiliated Company and the Executive. Additional agreements regarding the subject matter of this Agreement do not exist. Changes and additions to this Agreement, including this Clause, must be made in writing in order to be legally binding on the parties.

17.3 If any provision of this Agreement is determined to be invalid, the validity of the remainder of this Agreement shall remain unaffected. The parties agree to replace, to the extent possible, any invalid provision with a valid provision that comes as close as possible to the parties' original economic intent.

17.4 This Agreement shall be governed by and construed in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of English courts as regards any claim or matter arising in respect of this Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed the day and year first above written.

The Company                                       The Executive


     /s/ Ken Holec                                    /s/ Patrick Dauga
---------------------------                       ----------------------------
Ken Holec                                         Patrick Dauga
Director

Schedule A - Bonus and Commission Plan


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                                   SCHEDULE A

                           Commission and Bonus Plan

Executive:     Patrick Dauga

Company:       ShowCase (UK) Limited

Period:        October 1, 1997 through March 31, 1998

Territory:     Europe, Middle East, Africa and South America

Revenue Quota: $3,800,000 in net product, service and maintenance revenue booked from October 1, 1997 thru March 31, 1998 as per the following schedule in thousands:

--------------------------------------------------------------------------------
                                                                          Oct-
                                                                          March
              Oct       Nov       Dec      Jan       Feb      Mar         total
--------------------------------------------------------------------------------
Product       360       360       480      495       495      660         2850
--------------------------------------------------------------------------------
Services      48        48        64       66        66       88          380
--------------------------------------------------------------------------------
Support       72        72        96       99        99       132         570
--------------------------------------------------------------------------------
Total         480       480       640      660       660      880         3800
--------------------------------------------------------------------------------
QTR
Total                             1600                        2200
--------------------------------------------------------------------------------

Compensation
  Target:       $140,000 for the 6 month period, including base salary

Bonus
  Guarantee:    Guaranteed bonus of $8,833 per month through November 30,1997

Gross Margin:   Bonus target of $10,000. Fiscal year end bonus paid at the rate of $5,000 if gross margin exceeds 10%, $10,000 if gross margin exceeds 15%, or $15,000 if gross margin exceeds 20%. "Gross margin"' is defined as booked revenue arising from customers in the Territory, less all direct costs and cost of sales inclusive of physical product delivery expense and third party royalties. For the fiscal year ending March 31, 1998, the gross margin definition excludes costs for Corporate and European marketing, European client support and European finance & administration.


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

Commission:     Target of $25,334 based on December 1997 through March 1998 revenues in the Territory of $2,840,000. This commission plan will apply effective with the close of business in November 1977 with the first payment to occur on December 31, 1997. Commissions paid at the rate of .4% when trailing 3 months quota performance is below 80%, .9% when trailing 3 months quota performance is between 80-120%, and 1.4% when trailing 3 months quota performance is over 120%. Commission shall be determined on a rolling 3 month basis by using the two prior months and the month just completed to determine the commission rate to apply to the just completed month's revenue. For the purpose of calculating the Commission due for the month of November, the actual ShowCase Revenue of $695,000 shall also be used as the quota for the month of September.

"Revenue" is defined as net product revenue booked after payment of sales and/or finders fees to third parties, services revenues recognized for work performed by ShowCase personnel plus the net of any third party service revenues invoiced by ShowCase after deducting the third party charges for the services rendered in the generation of such revenues, plus all maintenance/support fees recognized.

Miscellaneous: All interpretations of this plan are to be made by the Chairman of the Company. The Company retains the right to change this plan at any time should inaccuracies or errors be discovered that are inconsistent with the intent of the Company to pay bonuses consistent with performance achievement. Bonus payments may be withheld or debited in the event that ShowCase is unable to collect payment from the customer within a reasonable time frame. Similarly, bonus payments may be withheld or debited in the event the Executive fails to apply sound ethical judgement and good business practice in any transaction, including compliance with pre-authorised levels or discount and fair representation of product attributes.


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